Exhibit (d)(7)

Form Of Confirmation Of Intent To Tender Warrants

To:	FGL Holdings (the “Company”) 4th Floor, Boundary Hall, Cricket Square Grand Cayman, Cayman Islands, KY1-1102

From:

Re:	Warrant Tender Offer

Date:	September 5, 2018

This letter is intended to set forth the Confirming Holder’s intention to participate in the Company’s offer to exchange any and all of the Company’s outstanding warrants, each to purchase one ordinary share (the “Warrants”), for a mix of the Company’s ordinary shares and cash, without interest, at a premium to the current market price of the Warrants in excess of 30%, upon the terms and subject to the conditions to be described in the offer to exchange (the “Tender Offer”).

As of the date hereof, the Confirming Holder is the “beneficial owner,” as defined in Rules 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the number of Warrants set forth below such Confirming Holder’s signature below (together with such additional Warrants that become beneficially owned by such Confirming Holder on or after the date hereof, the “Subject Warrants”).

The Confirming Holder hereby confirms that it intends to tender, and not withdraw, any and all of the Subject Warrants pursuant to the terms of the Tender Offer, subject only to the condition that, prior to the expiration of the Tender Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Tender Offer the number of Warrants (including, for the avoidance of doubt, the Subject Warrants) that represents at least seventy percent (70%) of the Company’s outstanding Warrants (such condition, the “Minimum Condition”). In furtherance of the foregoing, the Confirming Holder hereby confirms that (1) it will execute and deliver, or cause to be executed and delivered, such instruments, letters of transmittal and instructions, and to take such further actions, as are reasonably necessary in order to tender the Subject Warrants pursuant to the terms of the Tender Offer and (2) subject to the satisfaction or waiver, in the Confirming Holder’s sole discretion, of the Minimum Condition, it will not withdraw the Subject Warrants pursuant to the terms of the Tender Offer.

The Confirming Holder is not making or confirming any agreement or understanding in such person’s capacity as a director or officer of the Company. Each Confirming Holder is confirming their intention in this letter solely in such person’s capacity as the record holder or beneficial owner of the Subject Warrants, and nothing herein shall limit or affect any actions taken (or any failures to act) by a Confirming Holder in such person’s capacity as a director or officer of the Company.

Nothing contained in this letter shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Warrants. All rights, ownership and economic benefits of and relating to the Subject Warrants shall remain vested in and belong to the Confirming Holder. Nothing in this letter shall be interpreted as creating or forming a “group” with any other person, including the Company, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

[signature page follows]

Very truly yours,

By:
Name:
Number of Warrants:

Receipt confirmed as of the date first written above:

FGL HOLDINGS

By:
Name: Eric L. Marhoun
Title: Secretary and General Counsel

Written Confirmations of Intent to Tender warrants were received from:

James Quella

CFC 2016-A LLC

BILCAR LLC

CFS HOLDINGS (CAYMAN) LP

CC CAPITAL MANAGEMENT LLC

Keith Abell

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